Exhibit 10.12

Dated the 19th day of October 2022

ENTERTAINMENT CITY LIMITED

and

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HWS SPA HOLDINGS LIMITED

TENANCY AGREEMENT

OF

SHOP NOS.1019-1020 and on FIRST FLOOR of COMMERCIAL ACCOMMODATION OF TUEN MUN TOWN PLAZA, NO 1 TUEN SHING STREET & NO.1 TUEN SHUN STREET, TUEN MUN, NEW TERRITORIES ERECTED ON TUEN MUN TOWN LOT NO. 209.

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Woo Kwan Lee & Lo, Solicitors & Notaries, 25th Floor, Jardine House, 1 Connaught Place, Central, Hong Kong.

PI/LKC / 519535560/ck
Ref. No. : 35560-HWS SPA Holdings Limited (I)

The Tenant hereby agrees with the Landlord as follows:

1	Rent and Management Fee, etc.

1.1	To pay the Monthly Base Rent in advance and Turnover Rent, if any, as set out in Part I of the Second Schedule clear of all deductions, counterclaim, legal or equitable setoff on their respective dates for payment, the first and last of such payments to be apportioned according to the number of days in the month included in the Term.

1.2	To pay and discharge, at the same time and in the same manner as the Monthly Base Rent is payable,

(a)	the Management Fee and Air-Conditioning Charge Cleaning Service Charges, and, if applicable, Promotional Levy; and

(b)	any other service and maintenance charges payable by the owner or occupier of the Premises or the Landlord including such charges as way be demanded from time to time by the Building Manager; and/or

(c)	those charges payable in respect of the Premises pursuant to the deed of mutual covenant and management agreement, if any (“Deed of Mutual Covenant”) relating to the Building and the Premises.

Subject to revisions as provided in this Agreement, the Management Fee and Air-Conditioning Charges Cleaning Service Charges, and, if applicable, Promotional Levy payable at the commencement of the Term is/are set out in Part II of the Second Schedule.

1.3	If the day on which the Rent or any part(s) thereof or other payments fall due under this Agreement is not a Business Day, the relevant payment of Rent or any part(s) thereof or other payments shall become due and payable on the preceding Business Day.

1.4	In paying any Rent or any part(s) thereof or other payments required under this Agreement, the Tenant shall make or tender the payments by autopsy services of the bank if so required by the Landlord or by cashier orders, cheques/ e-cheques or if the facilities are available to the Landlord, by direct debit payments, electronic fund transfer payments or internet payment services through banks, financial institutions and/or electronic payment platforms into the account designated by the Landlord. The Tenant shal1 provide the Landlord with relevant receipts, pay-in-slips, ot other documentary evidence to support the payments upon written request by the Landlord at any time during the Term, failing which, the Landlord is entitled to treat the Tenant as not having made the payment and to exercise any and all its right to recover such payment as it deems appropriate. The Tenant shall not tender any cash to the Landlord for such payments.

1.5	(a)	If payment is made by the Tenant by cheque, such cheque must be crossed and honoured for payment by the bank upon presentation for payment by Landlord before payment shall be regarded as having been made by the Tenant. Further, if the cheque so received by the Landlord shall be lost, stolen or destroyed by fire or any other cause before the Landlord presents the cheque to the bank for payment, such payment shall be regarded as not having been made by the Tenant to the Landlord and the Tenant’s obligation to pay and make good payment of the Rent concerned shall remain without any deduction, set-off or counterclaim whatsoever. In this case, the Tenant shall not be required to pay any interest payable under clause 3 of section IX hereof between the date of receipt of the cheque by Landlord and fourteen (14) days after request by Landlord to the Tenant for replacement cheque.

	(b)	The cheque must reach the office of the Landlord before 3:30 p.m. in the afternoon of the due date, failing which the payment shall be deemed to have been paid by the Tenant on the following Business Day.

1.6	If, at any time and from time to time during the Term, the operating cost relative to the supply of the air-conditioning and/or the costs and expenses for the provision of management services to the Building and/or the Premises shall have risen over the costs prevailing at the commencement of the Tenn, the Landlord shall be entitled to serve one (1) month’s written notice upon the Tenant to increase the relevant charges by appropriate amount(s). The Landlord’s or the Building Manager’s assessments of the appropriate increase shall be conclusive and binding on the Tenant and thereafter such increased charges shall prevail. The Landlord reserves the right to revise the Promotional Levy payable by the Tenant in respect of the Premises, if any, by giving to the Tenant not less than one (1) month’s notice of such variation.

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1.7	If the Tenant requires air-conditioning outside the normal air-conditioning supply hours set out in the Fourth Schedule, the Tenant shall give to the Landlord not less than twenty four (24) hours’ prior written notice. Additional air-conditioning will normally be provided on condition that the additional air-conditioning shall be applied in units of one hour and at least two (2) hours on each occasion at such rate as may be charged by the Landlord and/or the Building Manager from time to time.

1.8	Where the Tenant tenders payment of the Rent or such other charges as reserved hereunder to the Landlord by whatever means (including any payment made by the Tenant to the Landlord in satisfaction of such claims arising from the warrant of distress and other writs of execution levied by the Landlord, it is hereby irrevocably agreed and acknowledged by the Tenant that

(a)	notwithstanding that in tendering or making the payment as aforesaid (i) the Tenant has stipulated or has made appropriation (whether verbally or in writing) as to which part or period of the Rent or such charges (whether the same has become overdue or not) the payment is purportedly to be applied towards settlement or (ii) the Tenant has made payment to settle the amount as demanded in the warrant of distress or other writs of execution for the arrears of specific period(s), the same stipulation or appropriation or payment of the Tenant shall not be binding on the Landlord;

(b)	the Landlord is hereby irrevocably authorised by the Tenant to have overriding right to apply the payment tendered by the Tenant to settle or pay off such of the Rent or charges due under this Agreement in whatever manner, period and amount as the Landlord deems appropriate without any compliance with the Tenant’s stipulation or appropriation;

(c)	the Landlord’s overriding right of appropriation provided above shall apply and subsist notwithstanding any rule of law or equity which is contrary or inconsistent with such overriding right;

(d)	For the avoidance of doubt, the Landlord shall not be required to give any notice to the Tenant before its exercise of the overriding right. The manner, period and amount of the application of Tenant’s payment as stated or shown in the payment advice, official receipt, demand note or notice of the Rent or such other charges furnished to the Tenant by the Landlord shall be conclusive evidence of the Landlord’s exercise of the right and such application shall be final and binding on the Tenant.

2	Rates and Government Rent

2.1	To pay and discharge punctually during the Term all rates, Government rent, taxes, assessments, duties, charges, impositions and outgoings of an annual or recurring nature whatsoever now or hereafter to be assessed imposed or charged on the Premises or upon the owner or occupier of the Premises or any part thereof by the Authority (Property Tax alone excepted). Rates and Government rent shall be payable quarterly in advance on the 1st day of the months of January, April, July and October to the Landlord who shall settle the same with the Authority.

2.2	In the event of the Premises not yet having been assessed to rates and/or the Government rent, the Tenant shall pay to the Landlord a sum (which shall be computed on the basis of the prevailing percentages of the rateable value of the Premises for rates and/or the Government rent for the corresponding quarter) on account of and as payment of rates and/or the Government rent subject to adjustment on actual rates and/or the Government rent assessment being received by the Landlord from the Authority.

3	Water, gas & electricity charges

To pay and discharge punctually during the Term all charges (including all deposits) in respect of water, gas, electric, light, power, telephones, telecommunications and other utilities as may be shown by the separate meter or meters installed upon the Premises or by accounts rendered to the Tenant.

4	User

To use the Premises only for the purposes set out in Part IV of the First Schedule hereto and for no other purpose whatsoever. The Tenant hereby confirms that no warranty has been made by the Landlord as to the number of shops in the Building carrying on business which is the same or similar to the user as aforesaid and the Tenant is not provided with exclusivity in carrying on such business in the Building.

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5	Entry by Landlord

To permit the Landlord and its agents at all reasonable times upon prior notice to enter upon the Premises and if necessary, to remain at the Premises:

(a)	to inspect and carry out any maintenance, renewal, cleaning, alteration, repair or such other work for compliance with any applicable Laws or as the Landlord may deem necessary for the Premises or any part of the Building or any facilities or services of the Premises or the Building; and

(b)	to show the Premises to prospective tenants during the last six (6) months of the Term or to prospective purchasers at any time during the Term.

without any claim for damages or indemnity against the Landlord; but in the event of emergency the Landlord or its employees agents or authorised persons may without notice enter upon the Premises forcibly, and the Tenant shall not make any claim for damages or indemnity against the Landlord.

6	Repairs

Upon receipt of notice from the Landlord, to forthwith make good all defects, wants of repair or any other works for which the Tenant is responsible hereunder. If the Tenant has not within fourteen (14) days or such shorter period as the circumstances require after the service of such notice proceeded diligently with the work required, then the Tenant shall permit and hereby irrevocably authorize the Landlord, its employees, contractors or agents to enter upon the Premises, if necessary and to make good the said defects and carry out such repair or other works. The costs thereof shall be paid by the Tenant and be a debt due from the Tenant to the Landlord and be forthwith recoverable by action.

7	Close windows

To keep all windows and doors of the Premises closed and to permit the Landlord or its employees and agents and others from time to time during the Term to enter upon the Premises for the purpose of closing any doors or windows.

8	Notify Landlord of damage

To notify the Landlord or its agent of any accidents to or defects in the water pipes, gas pipes, electrical wires or fittings, installations, fixtures or other facilities provided by the Landlord within the Premises (whether or not the Tenant is 1iable hereunder for the repair of the same) forthwith upon the Tenant’s becoming aware of the same arising.

9	Interior fitting out

9.1	To fit out the interior of the Premises at the Tenant’s expense in accordance with the requirements and provisions set out in the Third Schedule and Fit-Out Guide of the Landlord and to take out adequate insurance to cover all risks for the fit out work naming the Landlord and the Building Manager as co-insured parties for their respective rights and interests. Copies of the insurance policies (together with premium receipts) shall be produced and lodged with the Landlord by the Tenant without demand, prior to commencement of any fit out work.

9.2	Fitting out works in the Premises shall be carried out by the Tenant in accordance with plans, drawings and specifications that have been first submitted to and approved in writing by the Landlord. Such works shall be carried out within the Premises by contractor approved by the Landlord and in a good and proper workmanlike fashion with good quality materials and with all Permits required by any Authority. The Tenant, its contractors, agents or employees shall not leave any equipment or material for such fitting out woi ks outside the Premises.

9.3	The Tenant shall design, fit out, lay out, decorate or furnish the Premises in a way not to affect or tamper with the operation of any services, decorations or facilities of the Building.

9.4	Should there be any open shopfront of the Premises facing street, public road or passageway or open space, the Tenant shall take adequate and proper measure to avoid the provision of air-conditioning or heating services and/or ventilation services and/or any other services or facilities in the Building or any part thereof (other than the Premises) affecting by, hindering or diminishing from any influence of the weather or climate or influx of hot air, cold air or rain from the exterior of the Building due to such open shopfront.

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9.5	(a)	Should the Tenant require to install and/or replace any door(s), partition wall(s), fire shutter(s) or construction element(s) (individually and collectively “Fire Rated Elements”) of the Premises that i equire fire resistance rating under any Laws, the Fire Rated Elements must be of fire-rated type and comply with all Laws and Landlord’s requirements. The Tenant shall appoint its own contractors to carry out the installation and/or replacement at its own costs provided that the Tenant shall within fourteen (14) days after completion of the installation and/or replacement work provide to the Landlord the original certificate and test report from the contractor confirming that quality of the Fire Rated Elements meets with the statutory requirements at time of the installation and replacement.

	(b)	If the Tenant fails to comply with sub-clause 9.5(a) above, the Fit-out Deposit payable under sub-clause 9.8 hereunder shall not be returned to the Tenant until the failure has been rectified and the Landlord shall have right to terminate this Agreement forthwith by written notice to the Tenant but without prejudice to oilier rights and remedies that the Landlord may have against the Tenant in respect of breach of sub-clause 9.5(a) and to recover from the Tenant all loss and damages it sustains as a result of such early determination of this Agreement. The Tenant shall indemnify the Landlord against any claim, liability, cost, expense, loss or damage arising from or in connection with the installation of Fire Rated Elements or any part of them or any breach of the Tenant of clause 9.5(a).

9.6	The Tenant shall throughout the Term maintain the Premises in good repair and condition to the satisfaction of the Landlord. The Tenant will not cause or permit to be made or carry out any alteration, addition or fitting out works to the approved interior design layout or fit-out of the Premises without the prior written consent of the Landlord. Any fitting out of the Premises adjoining a common area shall be of a style, nature and standard as may be specified by the Landlord and the works shall be carried out at the cost of the Tenant. In carrying out any approved works, the Tenant shall obey and cause his servants, agents, contractors and workmen to obey and comply with all instructions and directions prescribed by the Landlord, the Building Manager or their respective agents.

9.7	To employ at the Tenant’s expense such contractor’s approved by the Landlord to examine all mechanical and electrical engineering work and arrangements relating to the Premises including but not confined to electrical, plumbing, building automation, fire fighting installations, fuel gas system, ventilation system and hazardous gas/materials detectors (“building services”) at least once a year or at such intervals as the Landlord or the Building Manager may direct to ensure that the building services are in order and shall, upon the Landlord’s or the Building Manager’s request, provide all relevant certificates and reports rendered by such approved contractors to the Landlord or the Building Manager as soon as the building services are installed, renewed or examined (If any).

9.8	Prior to carrying out any fitting out or other works to the Premises, the Tenant shall pay to the Landlord and/or the Building Manager a vetting charge for his checking of the fitting out plans and specifications and inspection of the fitting-out works, a refundable deposit (“Fit-out Deposit”) as security for any damage to the Building caused as a result of the Tenant’s works and for payment of any costs and charges required from the Tenant under the Fit-Out Guide, charges for removal of any debris (if any) and such other charges for compliance of all fitting out requirements whether under this Agreement or the Fit-Out Guide. The Fit-out Deposit shall be refunded to the Tenant without interest, subject to deduction, upon completion of the fitting out works and after submission of the approved as-built drawings by the Tenant to the Landlord including all Permits.

10	Submission of information

10.1	For the purpose of obtaining approval from the Landlord in respect of the fitting out works, the Tenant shall furnish to the Landlord full details of all specifications, drawings, information or materials as and when required by the Landlord.

10.2	Without prejudice to clause 10.1 above, the Tenant shall provide the Landlord with the following:

(a)	Three (3) sets of elevations (internal and external) to describe the space with all electric outlets and details of the showcases at the shopfront or window display area.

(b)	Three (3) copies of the reflected ceiling plan with a schedule indicating the voltage, type, wattage, quantity and location of outlets for all light fittings and air-conditioning.

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(c)	Three (3) copies of the floor plan with partitions and location of storage area(s), if any.

(d)	Three (3) copies of the shop layout prints of all fitting out work including the location of all sockets, switches, fuse box, telephone points, size, weight and location of the safe, if any.

(e)	Material sample boards for the fitting out work.

10.3	Prior to the commencement of any works, the Tenant shall submit to the Landlord the following information for its written approval:

(a)	The names and address(es) of the appointed designer/agent for the Premises, the general contractor(s) to be engaged in the construction of the Tenant’s work and the Tenant’s authorised agent/representative.

(b)	The proposed commencement date of the fitting out works or decoration works and the estimated date of completion thereof, and the projected date of opening of the Premises for business.

(c)	Shop layout drawings in triplicate.

(d)	Any elevation work or proposal of the Premises or any part thereof that may affect the appearance of the shopping centre.

10.4	The Tenant shall demolish any construction work carried out by the Tenant which in the opinion of the Landlord adversely affects the appearance of the shopping centre. Without prejudice to the Landlord’s right to seek injunction or specific performance or other reliefs from court against the Tenant, if the Tenant fails to do so, the Landlord shall have the absolute right to demolish the same and the Tenant shall pay all costs therefor.

10.5	The Tenant warrants and agrees that the Landlord may use and may provide to any subsequent user(s) or occupier(s) of the Premises or any other person(s) for use any and all information furnished to it by the Tenant under clause 10 for any acts, matters or things relating to or in connection with the reinstatement, alteration, addition, decoration, repair or maintenance of the Premises or any part thereof or any fixtures, fittings or installations therein free from any claim for copyright or any other intellectual property rights. The Tenant shall indemnify the Landlord in respect of any claim for infringement of copyright or any other intellectual property rights or any other rights whatsoever for such use by the Landlord or subsequent user(s) or occupier(s) or such other person(s).

11	Preventive Measures

To take and maintain in good repair and condition throughout the Term at the Tenant’s own expenses adequate and proper measures to avoid or prevent or minimize the risk of any loss or damage to property or injury or death to person in connection with operation of its business in the Premises (“Preventive Measures”). The Preventive Measures shall include but not limited to provision or installation of hazardous gas/materials detectors, ventilation system, fire fighting system and slip proof installations and equipment and such other measures as the Landlord or the Building Manager may in its absolute discretion think necessary for the avoidance, prevention or minimization as aforesaid.

12	Good repair of interior

12.1	To keep and maintain throughout the Term at the expense of the Tenant all the interior of the Premises, including the flooring and interior plaster or other finishing material or rendering to walls, floors and ceil ings, and the Landlord’s fixtures, and additions within the Premises and/or exclusively serving the Premises including the shopfront, building services, central air- conditioning unit, doors, window, fan coil units, electrical or gas installation, wiring, piping, water and sanitary apparatus and facilities; and fittings for light, power and water, all fire alarms, fire fighting equipment, roller shutters and other equipment for security purpose, in good, clean, tenantable and proper repair and condition, preservation and painted and to make good all damage thereto at the expenses of the Tenant.

12.2	The Tenant shall be responsible for and shall pay to the Landlord the costs incurred in cleaning and clearing the pipes, drains, ducts, sanitary or plumbing apparatus of the Building becoming choked or stopped up and replacement of damaged or broken glass panels or windows caused by any act, omission, negligence or default of the Tenant or the Tenant’s Agents.

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13	Fire fighting and security system

To ensure at all times that all fire alarms, fire fighting equipment, roller shutters and other equipment for security purposes provided by the Landlord are in good working condition, and are not disrupted, interrupted, damaged or caused to be defective. The Tenant may not under any circumstances cover up any hosereel, break-glass unit or alarm bell.

14	Electrical testing

To inspect, examine and test all circuits for shorts and earthing and to balance loads on all panels at least once a year and as and when required. If Tenant fails to do so, the Landlord shall be entitled (but shall not be obliged) to carry out the inspection, examination and/or testing and to recover all costs therefor from the Tenant by action and/or by deduction from the Deposit paid by the Tenant under this Agreement

15	Common parts services and facility

To pay or reimburse to the Landlord the cost for making good any damage caused to any part of the common areas, services and facilities of the Building occasioned by the Tenant, Tenant’s Agents or any other person claiming through or under the Tenant.

16	Installation of sub-main cable, etc.

To be responsible for the installation of its own sub-main cable and all the mechanical and electrical alterations works in respect of the Premises and all wiring required by the Tenant from the switch room to the Premises and within the Premises. The Tenant shall ensure that Such sub-main cable and wiring or the alteration thereof and the mechanical and electrical installation comply with the requirements of the relevant electricity company(ies) and/or authorities and to the satisfaction of the Landlord.

17	Passage of wires pipes cables etc

To permit permanent utility lines passing through the Premises to service other premises and areas in the Building whether they are at present existing or will be constructed or installed by the Landlord or Building Manager during the Term.

18	Lighting panel boards, emergency lighting and earthing

To provide and maintain in good working condition (i) a lighting panel within the Premises which panel will include circuits to all receptacles serving accent, case, valence and other lightings; and (ii) battery operated type emergency lighting and exit signs and earthing in locations within the Premises as required by any Laws, and as deemed necessary by the Landlord.

19	Laws, Deed of Mutual Covenant

19.1	To comply with all Laws for all works performed by or on behalf of the Tenant whether within or outside the Premises. The Landlord’s or the Landlord’s agent’s approval of plans, specifications, calculations or otherwise of the Tenant’s works shall not constitute any implication, representation or certification by the Landlord that the works are in compliance with the Laws.

19.2	To comply with all Laws in relation to the use or occupation of the Premises and all directions and orders of the Fire Services Department at the expense of the Tenant and to comply with the provisions of the Deed of Mutual Covenant and any building rules and regulations as the Landlord of the Building Manager or their respective agents may from time to time prescribe for the proper management and maintenance of the Premises and the Building.

20	Apply for licence, etc.

Prior to commencement of its operation in, or use of, the Premises for its business, to obtain at the Tenant’s own expense all Permits required by the Authority in connection with the Tenant’s use or occupation of the Premises, including without limiting, all Permits for operation of food and/or beverage business as applicable and thereafter to maintain the same in force during the Term.

21	First class shopping premises

21.1	To fit out, use, manage and maintain the Premises in such manner so as not to prejudice the goodwill and reputation of the Building as first class shopping premises.

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21.2	If the Tenant requires or is required to fit out or re-decorate or re-fit the whole of the Premises or any part thereof during the Term, to complete the decoration and/ or fitting out work on or before the date ot within a reasonable period of time as determined by the Landlord or its agent in writing at its sole discretion. The Tenant shall demolish or remove within five (5) days from the date of completion of the fitting out or decoration work all hoarding and covering materials for the fitting out or decoration work. Should the Tenant fail to do so, the Landlord shall be entitled to carry out works it sees fit at the sole costs of the Tenant and the Landlord shall not be held responsible for any damage or loss suffered by the Tenant in relation thereto or in connection therewith.

21.3	Not to permit or suffer any goods or wares of any kind to be displayed or exhibited otherwise than from within the Premises, nor block up, darken or obstruct any shop front window or showcase, or any other windows or lights belonging or appurtenant to the Premises which face onto any passageway of the shopping arcade or any public area.

21.4	To keep and maintain and to observe and comply with, at the Tenant’s expense, all rules, regulations and instructions from time to time made by the Landlord regarding the shop window, showcase and interior of the Premises, the type and quality of goods which may be displayed in the shop windows, showcase, the decoration and lighting of the shop windows and to keep any signs or other displays and windows properly lit during the normal business hours set out in clause 26.2 of Section III to ensure that the style, theme, contents and ambience, whether seasonal, festive or otherwise are appropriate to first class shopping premises to the satisfaction of the Landlord.

21.5	To vary or change the design or style of the display of the shop window and showcase and inside the Premises, remove any goods, contents or products forming part of the display, alter or redesign the shop window lighting at regular intervals or upon reasonable prior notice given by the Landlord.

21.6	The Landlord may require the Tenant to remove any good(s), product(s), article(s), slogan(s), notice(s) or advertisement(s) from the shop windows, showcase or interior of the Premises which it considers objectionable, offensive or which might infringe the law, or redesign any part of the window or interior display it finds objectionable, offensive or likely to infringe the law. The Tenant shall indemnify the Landlord for all loss or damages arising from all and any display of the Premises, including those of the shop windows and showcase.

21.7	Breach of any sub-clauses of this clause above shall be a fundamental breach of this Agreement entitling the Landlord to determine this Agreement and re-enter the Premises without prejudice to any other rights and remedies available to the Landlord.

22	Protection of the Premises and chattels inside

To take all reasonable precautions to protect the interior of the Premises against damage by rainfall, storm, typhoon, fire and similar hazards or the like threats as well as to prevent the Premises from becoming infested with insects or vermin. The Tenant shall be wholly responsible for any loss or damage to property within the Premises including without limitation all fixtures and fittings provided by the Landlord, and all goods, chattels, samples, personal effects, contents and stock therein and shall effect with a reputable insurance company adequate insurance cover for the same in their full replacement value against all insurable risks.

23	Insurances

To effect and maintain throughout the Term sufficient insurance cover for third party liability either under an insurance scheme arranged or nominated by the Landlord (“Nominated Insurance Scheme”), particulars of the insurance cover to be effected or extract of information relevant to which are set out in the Fifth Schedule, if any, or with a reputable insurance company at the Tenant’s choice with terms not be less favourable for protection of the Tenant than offered under the Nominated Insurance Scheme. The Tenant shall also effect and maintain throughout the Term sufficient insurance cover for other kinds of insurance that is generally available for the type of the Building and the Tenant’s business carrying on at the Premises. The Landlord and the Building Manager shall be named as co-insured parties under such insurance policies. If the Tenant fails to do so, the Landlord shall be entitled (but shall not be obliged) at the Tenant’s expense to effect such insurance covers (including the third party liability insurance under the Nominated Insurance Scheme) and to recover all premia therefor from the Tenant by action and/or by deduction from the Deposit paid by the Tenant under this Agreement. The Tenant shall produce to the Landlord, without demand, within one (1) month of the commencement date of this tenancy and (as the case may be) within one (1) month of renewal of such policies, the policy of such insurance and the receipt for the last payment of premium and shall apply all moneys received in respect of such insurance towards payment of any compensation and making good the loss or damage in respect of which such moneys were paid.

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24	Clean and sanitary state

To keep the Premises including all windows, lightings, signage and shopfront glass and all spaces and areas within or included in the Premises or designated for the use of the Tenant and the fittings and installations therein at all times in a clean and sanitary state and condition to the satisfaction of the Landlord. If, in the opinion of the Landlord, the Tenant fails to keep the Premises in the aforesaid condition, the Landlord shall have the right (but shall not be obliged) to enter the Premises and arrange cleaning or other work to be carried out to the Premises which the Landlord in its absolute discretion considers necessary to maintain the Premises in such condition at the cost of the Tenant.

25	Vermin

To take all due precautions to pi event the Premises from becoming infested with insects or vermin. In the event of the Premises becoming so infested or if the Landlord is dissatisfied over the precautions, the Tenant shall pay for the cost of extermination or deinfestation as arranged or approved by the Landlord and the selected exterminators shall be given full access to the Premises for such purpose or the Tenant shall take out such precautions as are directed by the Landlord in its absolute discretion deems fit, as the case may be.

26	Normal business hours

26.1	To keep the Premises open for business throughout the normal business hours of the shopping mall of the Building as set out in clause 26.2 of Section III of this Agreement. The Tenant shall not suspend or cease business or close the Premises except for decoration purposes and only for such period as way be allowed or prescribed by the Landlord. Without prejudice to the Landlord’s other rights and remedies under this Agreement, the Landlord shall be entitled to terminate this Agreement and re-enter upon the Premises should the Tenant fail to keep the Premises open for business throughout the normal business hours for any consecutive period of more than three (3) days.

26.2	The normal business hours shall be between the hours of 10:00 and 22:00 on all days of the year which time and relating regulations may be changed from time to time by the Landlord at the Landlord’s sole discretion by giving to the Tenant not less than one (1) month’s previous written notice. With the Landlord’s prior approval and provided that the Premises shall not be opened to the public for business between the hours of midnight and 10:00 on any day, the Tenant may keep the Premises open for business outside the normal business hours.

27	Transport of goods

To transport goods and raw materials strictly in the manner and through such entrances and passageways as may be directed by the Landlord or the Building Manager. The goods and raw materials or other articles must be properly packed for transport and no substance, liquid, stain or mark shall be left at any part of the common area or passageways of the Building by such transport.

28	Free Wifi service

For Tenant operating restaurant or other type of business which the public is allowed to consume food or beverage in the Premises, to provide and maintain in good working condition at its own costs wireless internet access for use by customers in, at or on the Premises free of any charge.

29	Participation in promotional activities

To participate or join in any “frequent-shopper” and loyalty programmes or similar promotional or incentive programmes operated within and for the benefit of the shopping mall of the Building (solely or jointly with other shopping malls) from time to time organized by the Landlord and/or the Building Manager.

30	Pest Control

The Tenant shall employ a reputable pest control expertise to carry out pest and rodent controls at least once a month and shall provide proof and evidence to the Landlord and/or the Building Manager for verification purpose. The Tenant shall at all times, keep and maintain the Premises including but not limited to kitchen areas, back of house, storage etc. in a clean and hygienic state and condition in compliance with all relevant Laws affecting the same. For the avoidance of doubt, the Landlord is entitled (but not obliged) to (whether or not prior notice has been given) execute such pest control and cleaning or other works as may be considered necessary by the Landlord for the aforesaid purposes and the costs thereof shall be a debt due from the Tenant to the Landlord and be forthwith recoverable by action or at the Landlord’s option, be deducted from the Deposit.

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SECTION IV

RESTRICTIONS AND PROHIBITIONS

1	Breach of Government Lease

Not to do or cause to be done or suffer or permit any act, deed, matter or thing whatsoever or carry any trade

(a)	which (i) constitutes a breach of any of the terms and conditions in the Government Lease or Conditions under which the Premises are held or the Deed of Mutual Covenant or the Building rules and regulations (ii) is in contravention of any Laws or restrictions or prohibitions imposed by the Authority in connection with the Premises or (iii) that is now or may hereafter be declared an offensive trade by the Authority; or

(b)	whereby the insurance on the Building against loss or damage by fire, other insurable perils and/or claims by third parties for the time being in force may be rendered void or voidable or whereby the premium thereon may be increased.

2	Subletting and assigning

Not to assign, underlet, transfer, license, share or otherwise part with the possession of the Premises or any part thereof either by way of subletting, lending, sharing or other means whereby any organization, company, firm or person not a party to this Agreement obtains the use or possession of the Premises or any part thereof, irrespective of whether any rental or other consideration is given therefor. This Agreement is personal to the Tenant named in this Agreement and, without in any way limiting the generality of the foregoing, the following acts and events shall, unless previously approved in writing by the Landlord, be deemed to be breaches of this clause:

2.1	In the case of a tenant which is a partnership, the taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

2.2	In the case of a tenant who is an individual (including a sole surviving partner of a partnership tenant), the death, insanity or disability of that individual to the intent that no right to use, possess, occupy or enjoy the Premises or any part thereof shall vest in the executors, administrators, personal representatives, next of kin, trustee or committee of any such individual.

2.3	In the case of a tenant which is a corporation, any take-over, reconstruction, amalgamation, merger, voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof.

2.4	The giving by the Tenant of a Power of Attorney or similar authority whereby the donee of the Power obtains the right to use, possess, occupy or enjoy the Premises or any part thereof or does in fact use, possess, occupy or enjoy the same.

2.5	The change of the Tenant’s business name.

3	Alterations, additions, etc.

3.1	Not to make or permit any (structural or non-structural) alterations or additions to or in the Premises or any part thereof (either internally or externally) or to any fixtures or fittings (including but not limited to any electrical/mechanical wiring or systems and other installations or equipment) without obtaining approvals from Buildings Department (if necessary) and the prior written consent of the Landlord. In carrying out such works, the Tenant shall comply with all Laws and shall use the Landlord’s approved contractor for carrying out the approved alteration or additional works and installing mechanical and electrical engineering work at the Tenant’s sole costs and expenses.

3.2	Not to cut, maim or injure or permit or suffer to be cut, maimed or injured any doors, windows, walls, beams or any structural members or other part of the fabric of the Premises or of the Building or any common facilities therein.

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4	Signs

4.1	Not to alter the exterior or external appearance of the Premises, nor to affix, erect, attach, exhibit, display or permit or suffer so to be done upon any part within or on the exterior or at the shop front or show windows or shop windows of the Premises or to or through any windows thereof any writing, sign, decoration, signboard, notice, advertisement, placard, neon light, TV broadcast, films or other device (whether illuminated or not) (collectively “Signs”) which may be visible from outside the Premises except the following, the costs of which shall be borne by the Tenant solely:

(a)	The display of the name-plate or signboard of the Tenant at the entrance to the Premises. The size and position of such name-plate or signboard shall be subject to the approval of the Landlord and/or the Building Manager; and

(b)	The name of the Tenant and the nature of the trade or business carried out on the Premises may be displayed on the Directory Board(s) provided by the Landlord and on the main doors or shopfront of the Premises but only in such form and place and character as shall be first approved by the Landlord and/or the Building Manager.

The above displays must be in an appearance, design, quality and type appropriate to first class shopping premises to the satisfaction of the Landlord. The Tenant shall remove any such displays notwithstanding that prior approval have been obtained from the Landlord and/or the Building Manager if, at any time during the Term, it is in the opinion of the Landlord that any such displays does not appear in a manner (whether of design, quality, type or otherwise) keeping with first class shopping premises, then the Tenant shall, at his sole cost, replace the same with such appropriate displays approved by and to the satisfaction of the Landlord and/or the Building Manager.

4.2	The Landlord shall have the right and at the cost and expense of the Tenant to remove, relocate and/or discontinue the display of any Signs affixed or displayed without the approval of the Landlord and/or the Building Manager.

5	Floor loading capacity

Not to place or allow anyone to place anything upon any floor of the Premises in excess of the loading capacity for which the floor is designed nor install any safes or heavy articles in the Premises unless with the prior written consent of the Landlord.

6	No loading except in loading/unloading area

Not to obstruct or otherwise use or permit any of the Tenant’s Agents to obstruct any loading/unloading areas of the Building nor use any areas within the Building not designated as loading/unloading areas for loading or unloading purposes. The Tenant shall use the loading/unloading areas in accordance with regulations of the Building and/or the instructions of the Building Manager.

7	Noise, vibration, nuisance, illegal or immoral purposes

Not to use or allow anyone to use the Premises or any part thereof for any activities or business which are offensive, harmful, dangerous, noisy, noxious, noisome, illegal or immoral or which may cause excessive vibration or likely to cause fire risk or other hazard or which are, or may become, a nuisance or annoyance or disturbance to the Landlord or to the owner or occupier of any neighbouring property; or which will or may infringe any intellectual property rights of other party.

8	Preparation of food

Not, without obtaining the relevant Permits from the Authority and prior written consent of the Landlord, to prepare or permit or suffer to be prepared any food in the Premises. Nor shall the Tenant permit or suffer any unusual or objectionable odours to be produced upon or to permeate from the Premises.

9	Sleeping or domestic use

Not, without the Landlord’s prior permission in writing, to permit any person to remain in the Premises overnight nor use the Premises as sleeping quarters or domestic premises.

10	Obstructions in common areas

Not to encumber, obstruct or permit to be encumbered or obstructed with any boxes, packaging, merchandise, rubbish or other articles or obstructions of any kind or whatever nature at any part(s) of the Building not included in the Premises, whether or not such part(s) are common part(s). In addition to any other remedies which the Landlord may have, the Landlord, its servants or agents may (without any prior notice to the Tenant) remove any such obstruction and dispose of the same as it or they may think fit without incurring any liability therefor and the Tenant shall on demand pay to the Landlord all costs and expenses incurred in such removal and disposal.

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11	Use of Landlord’s name/logo

Not, without the previous written consent of the Landlord, to use or permit to be used the name/logo of the Landlord or of the Building or any picture representation or likeness of such name/logo for any purpose whatsoever other than to indicate the address and place of business of the Tenant at the Premises.

l2	Cleaning and security service

Not to employ any contractor to provide internal cleaning of the Premises or for provision of security service to the Premises except person or firm approved by the Landlord or the Building Manager. Such cleaning and/or security service shall be obtained at the sole expense of the Tenant.

13	Visitors, etc.

Not to allow any of the Tenant’s Agents or any person(s) to stand or queue up outside the Premises thereby causing an obstruction to any part(s) of the Building not included in the Premises, whether or not such part(s) are common part(s) nor to hold any sale by auction on the Premises.

14	Displays

14.1	Not to and not to permit or suffer anyone to install, affix, put up or display at, on or upon the Premises and/or any part of the Building, any artwork, sculpture, figure, exhibits, display, articles or materials (“Displays”) and any content of which, have not been first approved by the Landlord (such approval shall be given or withheld by the Landlord in its sole and absolute discretion and whose decision shall be final and conclusive), or is, or is considered in its absolute discretion by the Landlord (whose decision is final and conclusive) to be:

(a)	illegal, immoral or prohibited by the Government or in breach of any applicable Laws from time to time in force in HKSAR;

(b)	obscene, indecent, objectionable, defamatory, discriminatory or offensive to the general public or any person(s);

(c)	promoting or advertising the business of any direct competitors of the Landlord or Sino Group or adversely affecting the image or reputation or prestige of the Landlord or Sino Group or the Building;

(d)	not being connected with the usage or business of the Tenant conducted at the Premises as permitted under this Agreement; or

(e)	otherwise inappropriate or considered by the Landlord to be inappropriate to be displayed at the Premises and /or the Building.

14.2	The Tenant shall be wholly responsible for the contents of the Displays and shall indemnify the Landlord against any claim, liability, cost, expense, loss or damage arising from or in connection with the contents of the Displays or any part of them or any breach of the Tenant of this clause 14.

14.3	If the Landlord is of the opinion that the contents of the Displays or any part thereof is of any kind referred to in clause 14.1 above, the Tenant must at its sole costs remove or demolish the same within 24 hours upon demand by the Landlord. For the avoidance of doubt, the Landlord is entitled (but not obliged) to forcibly enter the Premises, remove or demolish the Displays or such part thereof at any time without incurring any liability to the Tenant. All expenses for the removal and demolition shall be borne and paid by the Tenant and the Landlord shall not be liable to the Tenant or any other party whomsoever for any claim, Iiability, loss or damage whatsoever arising from or in connection with such removal and demolition.

14.4	Breach of any sub-clause of this clause above shall be a fundamental breach of this Agreement entitling the Landlord to determine this Agreement and re-enter the Premises without prejudice to any other rights and remedies available to the Landlord.

15	Touting or Soliciting business

Not to tout or solicit or procure or permit any touting or soliciting for business or the distribution of any pamphlets notices or advertising matter outside the Premises or anywhere within the Building. Should the Tenant fail to comply with this clause, the Landlord shall have the right to terminate this Agreement by serving one month’s prior written notice to the Tenant and the Deposit paid by the Tenant shall be absolutely forfeited to the Landlord as and for liquidated damages and not as penalty, but without prejudice to any other rights of the Landlord under this Agreement or otherwise.

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SECTION V

INDEMNITIES

1	Indemnify Landlord

To the maximum extent as permissible under law, the Tenant shall indemnify the Landlord against all liabilities, claims, demands, actions, proceedings, damages, losses, costs and expenses (arising directly or indirectly) from or incidental to

(a)	the fitting out, use or occupation of the Premises, the execution, existence or removal of alterations, additions or repairs to the Premises, any non-compliance by the Tenant with its obligations under this Agreement, or any other act, default, neglect or omission by the Tenant or any of the Tenant’s Agents.

(b)	the want of repair of the interior of the Premises, the defective or damaged condition of any part of interior of the Premises or of any of the fixtures and fittings therein or in any way owing to the spread of fire, smoke, fumes or any other emission or escape or overflow of water (in whatever nature) from the Premises or any part thereof.

SECTION VI

LANDLORD’S OBLIGATIONS

The Landlord hereby agrees with the Tenant as follows:

1	Quiet enjoyment

To permit the Tenant (duly paying the Rent and observing and performing the terms and conditions contained in this Agreement) to have quiet possession and enjoyment of the Premises during the Term without any interruption by the Landlord.

2	Roof and main structure

To take reasonable steps or arrange for the Building Manager to take reasonable steps to repair defects in the roof, main electricity supply cables, main drain pipes, main walls and exterior window frames of the Building upon notification of the same by the Tenant.

3	Lifts, air-conditioning services, etc.

To take reasonable steps or arrange for the Building Manager to take reasonable steps to keep the lifts, escalators, air-conditioning system and services of the Building in a proper state of repair and condition.

4	Property tax

To pay the Property Tax in respect of the Premises.

5	Maintenance of common parts

To take reasonable steps or arrange for the Building Manager to take reasonable steps to:

5.1	maintain, light, clean and service all the common parts of the Building; and

5.2	keep the toilets for common use clean and in proper condition.

6	Notice to Landlord for wan t of repair

Subject to and without prejudice to any provisions of Section VII, the Landlord shall not incur any liability under clauses 2, 3 and 5 of Section VI unless and until written notice of any defect or want of repair has been given to the Landlord by the Tenant and the Landlord has failed to execute repairs within a reasonable period of time thereafter.

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SECTION VII

EXCLUSIONS OF LIABILITY

1	To the maximum extent as permissible under law, the Landlord shall not be liable to the Tenant and any of the Tenant’s Agents in respect of any claim, loss (including but not limited to loss of profits), damage or injury to person or property sustained by the Tenant or any such other person caused by or through or in any way owing to:

1.1	Lifts escalators and other services and supplies

the adequacy or inadequacy of or any defect in or breakdown, failure, malfunction or suspension of the lifts, escalators, fire services equipment, security, air-conditioning system or other facilities of the Building or the electricity, gas or water supply or other building services provided to the Premises, the Building or the development on which the Building is erected (“Development”); or

1.2	Fire overflow of water and vermin

typhoon or other adverse weather condition or fire or the overflow or leakage or influx of water including rain, storm or sea water or water of any other nature or other substances from or into anywhere within the Building or the Premises or the escape of fumes, smoke, fire or to activity of termites, cockroaches, pests, rats, mice or other vermin in the Building or any part(s) thereof; or

1.3	Services

the adequacy or inadequacy or otherwise of or any defect in any of the management services (including security) rendered by the Landlord and/or the Building Manager or the failure to render the same or the suspension or interruption thereof for whatever reason; or

1.4	Closure of shopping mall of the Building

the closure of shopping mall of the Building or any part thereof by reason of any war, hostilities (whether war be declared or not), invasion, act of foreign enemies, revolution, insurrection, or military or usurped power, order or direction of any Authority, riot, commotion, social unrest, strikes, industrial action, lock outs or disorder, threats of terrorism, or pandemic, or any other contingencies which, in the opinion of the Landlord, may cause or threaten to cause damage or injury to the Premises or the Building or any part thereof or injury or death of person; or

1.5	Other letting

the letting or leasing of any part of the Building and the Development (except the Premises) to any other party for any purpose whatsoever or any acts, omissions, neglect or default of any other tenants, licensees or occupiers of or any accident in the Building and the Development;

nor shall the Rent or any other charges or any payments hereunder or any part thereof cease to be payable other than in the circumstances set out in Section VIII.

SECTION VIII

ABATEMENT OF RENT

1	Abatement

1.1	If the Premises or the Building or any part thereof shall at any time during the Term be destroyed or damaged or become unfit for occupation (not due to any default of the Tenant but owing to fire, flooding, storm, typhoon, earthquake, subsidence of the ground or any calamity beyond the control of the Landlord) or if at any time during the continuance of this Agreement the Premises shall be condemned as a dangerous structure or a demolition order or a closing order shall become operative in respect of the Premises; and the policy or policies of insurance effected by the Landlord shall not have been vitiated or payment of policy moneys refused in whole or in part in consequence of any act, omission or default of the Tenant), the rent hereby reserved or a proportionate part thereof (such proportion to be determined by the Landlord whose determination shall be final and binding) according to the extent and duration of the damage sustained shall be suspended until the Premises shall again be rendered fit for occupation and use. The Landlord shall in this connection be under no obligation to repair or reinstate the Premises.

1.2	If the whole or substantially the whole of the Premises are not repaired or reinstated within three (3) months from the occurrence of such event or order, either the Landlord or the Tenant shall have the right thereafter to determine this Agreement by giving one (I) month’s written notice to the other, whereupon everything herein contained shall be determined as from the date of the expiry of such notice but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the terms and/or conditions contained in this Agreement.

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SECTION IX

DEFAULT

It is hereby further expressly agreed and declared as follows:

1	Default

(a)	If the Rent (if Turnover Rent is payable by Tenant under this Agreement, the Rent shall include the Turnover Rent calculated based on the Certified Statement(s) and/or Audited Statement(s) or calculated based on the GST estimated by the Landlord according to clause 8 of the Seventh Schedule) or other charges or outgoings or interest thereon (if any) hereby reserved or any part thereof shall be in arrears at any time after the due date (whether formally demanded or not);

(b)	if there shall be any other breach or non-performance of any of the terms and conditions contained in this Agreement and on the part of the Tenant to be observed or performed;

(c)	if the Tenant shall become bankrupt or being a corporation go into liquidation whether compulsory or voluntary (save for the purposes of amalgamation or reconstruction) or if any petition shall be filed for the bankruptcy or winding up of the Tenant;

(d)	if, in the opinion of the Landlord, the Tenant Shall otherwise become insolvent (whether or not a receiver or a receiver and manager is being appointed against all or any of the asset or business of the Tenant);

(e)	if the Tenant shall suffer any distress or execution to be levied upon the Premises or otherwise on the Tenant’s goods or effects; or

(f)	if the Tenant persistently fails to pay the Rent or any part(s) thereof or any payments stipulated by this Agreement and when due.

then and in any such case it shall be lawful for the Landlord at any time thereafter to re-enter into and upon the Premises or any part thereof in the name of the whole. This Agreement shall then be absolutely determined and the Deposit shall be absolutely forfeited to the Landlord as and for liquidated damages and not as penalty. The aforesaid right of the Landlord shall be without prejudice to any right of action by the Landlord in respect of any outstanding breach or non-observance by the Tenant of any of the terms or conditions of this Agreement and the Landlord shall be entitled to recover from the Tenant all loss and damage it sustains as a direct or indirect result of such early determination. A written notice served by the Landlord on the Tenant or left at the Premises, to the effect that the Landlord exercises the power of re-entry, shall be a full and sufficient exercise of such power without actual entry by the Landlord.

2	Acceptance of Rent

The acceptance of any Rent or any part(s) thereof by the Landlord under this Agreement shall not be deemed to operate or be regarded by the Tenant as a waiver by the Landlord of any right to proceed against the Tenant in respect of any breach or non-observance by the Tenant of any of the terms and conditions herein contained and on the part of the Tenant to be observed and performed.

3	Interest

Without prejudice to the right of the Landlord to exercise any other right or remedy (including the right of re-entry) under this Agreement or at law, in the event of default in payment of Rent and/or any charges payable hereunder or any part thereof on its due date, the Tenant shall further pay to the Landlord on demand interest on the amount in arrears at the rate of one and a half(1.5) percent per month (that is, eighteen (18) percent per annum) calculated from the date on which the same became due for payment until the date of payment (both days inclusive) as liquidated damages and not as penalty.

4	Distraint

For the purposes of Part III of the Landlord and Tenant (Consolidation) Ordinance (Cap.7) and of this Agreement, (i) the Monthly Base Rent payable in respect of the Premises and other amounts recoverable by distress as rent in arrears shall be and be deemed to be in arrears if not paid in advance at the times and in the manner hereinbefore provided for payment thereof and (ii) the Turnover Rent payable in respect of the Premises, if any, shall be deemed to be in arrears if not paid at the times and in the manner herein provided for payment thereof. All costs and expenses of and incidental to distraint shall be paid by the Tenant on a full indemnity basis and shall be recoverable from Tenant as a debt.

5	Recovery of Landlord’s expenses

The Tenant shall pay to the Landlord on an indemnity basis all costs, fees, disbursements and expenses (including, without prejudice to the generality of the foregoing, those payable to counsel, solicitors, surveyors, architects and bailiffs) incurred by the Landlord in relation or incidental to the Tenant’s breach or non-observance of any of the terms of this Agreement and/or the Landlord’s exercise of its rights and powers under this Agreement or at law, including but not limited to recovery of Rent and the Landlord’s exercise of its right of re-entry.

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SECTION X

GENERAL

1	Yield Up Premises And Handover

1.1	(a)	Subject to Sub-clause 1.1(b) and clause 1.2 of Section X below, the Tenant shall yield up the Premises with all keys giving access to all parts of the Premises with all fixtures, fittings, additions and alterations therein and thereto at the expiration or sooner determination of this Agreement in good clean and tenantable repair and condition and in accordance with the stipulations contained in this Agreement. For the avoidance of doubt, the Tenant shall deliver possession of the Premises to the Landlord even if the expiration or termination of the Term falls on a Sunday or public holiday.

(b)	The Landlord may at its discretion require the Tenant and the Tenant shall, upon such request and at its own cost replace, refurbish, remove, do away and/or alter any fixtures, fittings, alterations or additions of and in the Premises or any part(s) thereof (whether made, installed and/or erected by the Landlord, the Tenant and/or any previous tenant(s) and occupier(s) of the Premises with or without approval of the Landlord) in compliance with the then updated applicable requirements of relevant Laws and/or in conformity with and alignment of the Landlord’s standard, colour, arrangements and conditions of other parts of the Building as at the time of delivering up possession of the Premises to the Landlord or as the Landlord in its absolute discretion considers necessary upon expiration or sooner determination of this Agreement as the Landlord may direct. The Tenant shall make good and repair in a proper and workmanlike manner any damage to the Premises as a result thereof before delivering up the Premises to the Landlord in accordance with the conditions and requirements as set out in the Landlord’s Reinstatement Guide/Guidelines (which may be amended from time to time) to the satisfaction of the Landlord. The Landlord has the right to waive or vary any of the conditions or requirements in the said Reinstatement Guide/Guidelines in writing.

(c)	Should the Tenant fail to comply with sub-clause (b) above, the Landlord shall be entitled to remove the said alterations, fixtures or additions and reinstate the Premises at the sole expense of the Tenant and to recover from the Tenant such cost together with any mesne profits equivalent to the then applicable Rent for such period during which the reinstatement work shall have been carried out by the Landlord by action and/or by deduction from any deposit paid by Tenant under this Agreement. In this connection, a certificate of the Landlord as to the amount of cost and expense incurred for the reinstatement shall be final, conclusive and binding on the Tenant.

1.2	Immediately prior to delivery or redelivery to the Landlord of the fan coil units or similar indoor parts of the air-conditioning units within the Premises and all air-conditioning units serving the Premises exclusively (whether they are of split-type or window type, whether they are situated inside or outside the Premises and whether they belong to the Tenant or the Landlord or any other person or corporation), the Tenant shall employ at its own expenses a cleaning contractor approved by the Landlord to carry out a final cleaning (with the application of chemical) to such units and shall produce to the Landlord upon its request the receipt of the contractor’s charges for such cleaning. Should the Tenant fail to carry out the cleaning work, the Landlord shall be entitled to carry out the same at the expense of the Tenant and to recover such cost from the Tenant by action and/or by deduction from any deposit paid by Tenant under this Agreement.

1.3	In addition to any other deposits required under this Agreement, the Tenant shall, if so required by the Landlord at its sole discretion, pay to the Landlord and/or the Building Manager upon request a reinstatement deposit to secure performance and observance of the above sub-clauses 1.1 and 1.2 of this clause by the Tenant such amount as the Landlord may absolutely determine. The reinstatement deposit shall be returned to the Tenant without any interest within 45 days after compliance of the above sub-clauses 1.1 and 1.2 by the Tenant.

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1.4	Should Tenant operate any food and/or beverage business at the Premises, Tenant shall, on or before expiration or termination of the Term, cancel or surrender all Permits relevant to operation of such business at the Premises to the Food and Environmental Hygiene Department and shall upon request by the Landlord provide documentary evidence to the satisfaction of the Landlord to support the cancellation or surrender. Should Tenant fail to provide such documentary evidence, the Landlord shall be entitled to withhold the Deposit or such sum thereof as it, in its absolute discretion, thinks fit and shall return the Deposit or such sum to the Tenant after the Tenant has provided such documentary evidence to the Landlord.

1.5	W ithout prejudice to the Landlord’s rights and remedies under this Agreement or at law, the Tenant hereby irrevocably appoints the Landlord as its agent with authority to enter upon the Premises and to deal with or dispose of at the Tenant’s risk and expense any of the Tenant’s effects left on or about the Premises after the expiry or sooner determination of the Term (howsoever arising or occasioned) without incurring any liability to the Tenant or any other parties.

2	No excuse for non-payment of Rent

The obligation of the Tenant to pay the Rent and other sums due and to perform the Tenant’s obligations under this Agreement shall in no way be affected, impaired or excused due to the Landlord’s inability or failure or delay in fulfilling its obligations under this Agreement and the Tenant’s remedy is to claim damages against the Landlord only.

3	Approval, waiver etc.

3.1	No condoning, excusing or overlooking by the Landlord of any default, breach or non-observance or non-performance by the Tenant at any time or times of any of the terms and/or conditions contained in this Agreement shall operate or be regarded by the Tenant as a waiver of the Landlord’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance or non- performance. All waiver must be expressed in writing and signed by the Landlord and shall not be inferred or implied.

3.2	The Landlord and its authorised agents shall have absolute discretion in granting or refusing any approval and/or consent sought by the Tenant under this Agreement and in granting the same, the Landlord may impose such conditions as the Landlord or its agent thinks fit. No approval/consent by the Landlord is valid unless it is in writing and signed by the Landlord.

3.3	Any approval/consent given by the Landlord shall operate as an approval/consent only for the particular matter to which it relates and shall in no way be considered as a waiver or release of any of the provisions of this Agreement nor shall it be construed as dispensing with the necessity of obtaining the specific written approval/consent of the Landlord in the future, unless expressly so provided.

4	Re-letting notice

During the six (6) months immediately preceding the determination of the Term, the Landlord shall be at liberty to affix and retain without interference upon any external part of the Premises a notice for re-letting and the potential tenant(s) shall be allowed at reasonable times to enter the Premises to inspect the same.

5	Service of notices

5.1	Any notice required to be served hereunder shall be sufficiently served on the Tenant if delivered to it by post or facsimile or email or left addressed to it at the Premises or at its last known address in HKSAR and shall be sufficiently served on the Landlord if sent to it by post or delivered to it at the address given herein or any other address which the Landlord may notify to the Tenant from time to time. A notice sent by post shall be deemed to have been given one (1) Business Day after the date of posting.

5.2	The Tenant agrees and confirms that the email address set out in Part III of the Second Schedule is provided for the purpose of receiving notices served under this Agreement by email. The Tenant understands and acknowledges that (i) the Landlord may, but is not obliged to and without limiting the kind of notices sent by the Landlord to the Tenant through email, send notices or advice for payment of the Rent, other charges and/or payments with interest thereon (if any) payable under this Agreement or for other related purposes to the Tenant through the email address provided in this Agreement or to the Landlord in writing from time to time; and (ii) irrespective of whether any such notice or advice for payment has been sent to the Tenant by the Landlord or not, payments shall be in arrears if not made on the date and in manner as provided in this Agreement and the Landlord is not in any way 1iable to the Tenant or any other persons for any delay or failure in giving the aforesaid notice or advice.

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6	Legal costs

The Landlord’s solicitors’ legal costs (calculated at full scale), disbursements and other legal expenses in connection with the preparation and signing of this Agreement and its counterpart shall be borne by the Landlord and the Tenant in equal shares. Should the Tenant engage a separate firm of solicitors to act on its behalf then each party shall pay its own solicitors’ costs.

7	Stamp duty

The stamp duty upon this Agreement and its counterpart, the Land Registry registration fees (if any) and all other disbursements in connection with this Agreement and its counterpart shall be borne by the Landlord and the Tenant in equal shares.

8	No premium or fine

The Tenant hereby expressly admits and declares that no premium or fine or other consideration or key money has been paid to the Landlord by the Tenant for the creation of this Agreement.

9	Exclusion of Warranty as to use

Nothing in this Agreement nor in any consent granted by the Landlord under this Agreement shall imply or warrant that the Premises may be used for the purpose permitted in this Agreement or the Landlord’s consent. The Tenant shall be solely responsible and at its sole expense to appoint such Authorized Person(s) as defined in the Buildings Ordinance and/or consultant(s) with the prior written approval of the Landlord for obtaining the necessary Permits and/or waivers from the Authority for the intending operation and user of the Premises prior to such operation and use and thereafter to maintain the same in force during the Term. The Landlord shall not be liable for any loss or damage or inconvenience suffered or incurred by the Tenant by reason of or in consequence of any refusal of the Authority to grant such Permits and/or waivers with or without conditions. In the event that the Authority serves any notice prohibiting the use of the Premises in the manner permitted hereunder or under any consent of the Landlord or use(s) and/or operation(s) conducted by the Tenant at the Premises, the Tenant shal1 forthwith comply with the notice, failing which the Landlord shall be entitled to terminate this Agreement but without prejudice to the Landlord’s claim against the Tenant in respect of any antecedent breach of this Agreement and without prejudice to right of the Landlord to recover from the Tenant all loss and damages it sustains as a result of such early determination of this Agreement.

10	Entire Agreement

This Agreement together with all guarantee(s), if any, provided for securing performance of Tenant’s obligations hereunder supersedes any and all previous agreements between the parties hereto, and constitutes the entire agreement. Any representations, warranties, statements or agreements, whether orally or in writing, made before the date of this Agreement relating to any of the matters referred to in this Agreement are hereby expressly negated and excluded unless hereafter otherwise agreed or confirmed by the parties in writing.

11	Sales and Redevelopment

11.1	Notwithstanding any provision to the contrary contained in this Agreement, if, at any time during the Term, the Landlord shall decide to redevelop, renovate, refurbish or redesign the Building or the development in which the Premises are situated (“Development”) or any part thereof(which decision shall be sufficiently evidenced by a certified true copy of the relevant Board Resolution of the Landlord) or shall sell, assign or enter into any agreement for the sale or assignment of the whole or any part of the Building or the Development which includes the Premises, the Landlord shall be entitled to give not less than six (6) calendar months’ notice in writing to the Tenant to determine this Agreement and at the expiry of such notice, everything herein contained shall cease and be void and the Tenant shall immediately deliver up vacant possession of the Premises to the Landlord. The Tenant shall not be entitled to claim against the Landlord for any damages, compensation or relief whatsoever but any such termination shall be without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any terms or conditions contained in this Agreement.

11.2	Notwithstanding any other provision(s) in this Agreement and notwithstanding any law to the contrary, the Tenant’s option right(s) (if any) shall be extinguished and determined upon the service of the said notice of termination, irrespective of whether such rights shall have been exercised by the Tenant or not and the Tenant shall not be entitled to any claim against the Landlord for any damages or compensation or any telief thereof.

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11.3	The expression “Landlord” in this clause shall include the Landlord’s successors in title and this clause shall enure for the benefit of the Landlord’s successors in title.

12	Confidentiality

12.1	Each party shall not and shall take every reasonable precaution to ensure that its agents, officers or employees and in addition, in case of the Tenant, its contractors, solicitors and other professional advisers do not disclose any term of this Agreement; or disclose or use any information acquired in connection with this Agreement or acquired in connection with the negotiations leading up to it save:

(a)	to banks and/or financial institutions for the purposes of the Landlord’s raising and/or arranging finance and/or refinancing, whether in connection with the Premises, the Development or otherwise;

(b)	to any purchaser(s) or potential purchaser(s) or any other party in connection with any sale, assignment, transfer or other disposal of the Premises, the Building and/or Development or any part thereof or any interest therein and/or of the shares and/or business of the Landlord, or the discussion or negotiation thereof; and

(c)	to any other party not named herein as approved and deemed fit and necessary by the Landlord.

13	Reservation of rights

The Landlord reserves the right, exercisable at any time or times:

13.1	to install or erect at the passages, passageways, doorways, corridors, doorways, landings, staircases, lobbies or other parts of the Building (“Passage Areas”), counters, vending or capsule machines, kiddie rides, sale booths, promotional counters, showcases or lightboxes, and to change the access, arrangement and/or location of any of the entrances or Passage Areas or to the lifts, escalators, toilets or other parts of the Building or any service or apparatus serving the Building;

13.2	to change the name or description of the Building or any part thereof PROVIDED that in such event, the Landlord shall give to the Tenant not less than one (1) month’s advance notice in writing of any such proposed change;

13.3	to change the user or trade-mix of the Building or any part thereof, for any other purposes (including but not limited to restaurant and/or retail purposes), renovate or refurbish the shopping arcade (if any) or office area (if any) or any part or any area of the Building and to change, alter, amend, vary, add to, re-construct, re-designate, re-partition or re-locate the layout of the shopping arcade (if any) or office area (if any) or any part or any area of the Building including but not limited to the external walls, advertising space(s), entrances, toilets, 1ifts, escalators and Passage Areas and to carry out works and inspection in connection therewith. The Tenant shall not be entitled to object to the change or any works as aforesaid and shall have no right of action or claim for compensation for any loss, damages, inconvenience, discomfort, interruption or disturbance whatsoever in connection with any change or works carried out or matters arising from this clause;

13.4	to make or cause to be made any structural or non-structural alteration or improvement in or addition to Passage Areas or entrances without incurring any liability to the Tenant on any account whatsoever;

13.5	to make, introduce, amend, adopt or abolish regulations as it may consider necessary for the management and maintenance of the shopping mall or Building as a first class shopping mall or commercial Building. Such regulations shall be supplementary to the terms and conditions contained in this Agreement and shall not in any way derogate from such terms and conditions. In the event of conflict between such regulations and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail; or

13.6	to erect, affix, install, remove, maintain, renew or paint on or to such parts of the exterior of the Building and/or the Premises (including but not limited to the walls and windows) flags, poles, banners, posters, decorations, chimneys, sunshades, sculptures, signs, stickers, signboards, advertisements, broadcasting device or’ structures, marketing or promotional materials (whether or not they are illuminated, with sound system or otherwise), and the Tenant shall not make any objection thereto and shall have no claim whatsoever for any disturbance or interference of its use or enjoyment of the Premises by reason thereof.

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14	Withholding of Service or Facility

If the Tenant has failed to observe or perform any terms or conditions of this Agreement, the Landlord and/or the Building Manager has the right to withhold any service or facility provided by the Landlord and/or the Building Manager under this Agreement without incurring any liability to the Tenant for any interruption, inconvenience, nuisance, disturbance, loss or damage suffered by the Tenant as a result thereof. The aforesaid right shall be exercisable by the Landlord and Building Manager notwithstanding anything to the contrary contained in this Agreement and without prejudice to any other rights and remedies that the Landlord and/or the Building Manager may have.

15	Meaning of “Tenant”

The expression “Tenant” shall (where the context permits) mean and include the party or parties specifically named herein and shall not include the executors and administrators of any such party or where such party is a corporation any liquidator or receiver thereof.

16	Responsible for acts of servant, etc.

Any act, default, neglect or omissions of the Tenant’s Agents shall be deemed to be the act, default, neglect or omission of the Tenant.

17	Special condition(s)

The parties hereto hereby agree that the terms or conditions or matters set out in the Sixth Schedule hereto shall be incorporated as an integral part of this Agreement. In case of inconsistency, the terms and conditions set out in the Sixth Schedule shall prevail.

18	Independent and Severable

Each and every part of the clause, sub-clause, term, condition or provision in this Agreement (save and except otherwise specified) shall be construed as an independent and severable part of this Agreement. In the event that any part of this clause, sub-clause, term, condition or provision is found to be illegal invalid or unenforceable, such part thereof shall be deemed to have been severed from this Agreement and shall not affect the validity and enforceability of the other part of the clause, sub-clause, term, condition or provision and any other parts of this Agreement whatsoever.

19	Governing law

This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and interpreted in all respects in accordance with the laws of HKSAR and the parties hereto hereby irrevocably submit(s) himself/ themselves to the jurisdiction of the courts of HKSAR.

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THE FIRST SCHEDULE ABOVE REFERRED TO

PART I

LANDLORD	:

ENTERTAINMENT CITY LIMITED () whose registered office is situate at 12th Floor, Tsim Sha Tsui Centre, Salisbury Road, Tsim Sha Tsui, Kowloon, Hong Hong (“Landlord” which expression shall include its successors and assigns).

TENANT	:	HWS SPA HOLDINGS LIMITED whose registered office is situate at Unit 10, 2nd Floor, Yick Tai Industrial Building, 650-652 Castle Peak Road, Lai Chi Kok, Kowloon, Hong Kong (“Tenant”).

PART II

Premises	:

SHOP NOS.1019-1020 on the FIRST FLOOR of COMMERCIAL ACCOMMODATION of TUEN MUN TOWN PLAZA at No.1 Tuen Shing Street and No.1 Tuen Shun Street, Tuen Mun, New Territories, Hong Kong erected on Tuen Mun Town Lot No.209 (“the Building”) (the said Shops for the purpose of identification only are shown on the Floor Plan annexed hereto and thereon coloured pink).

PART III

Term	:	For a term commencing on the 16th day of June 2022.(“Term Commencement Date”) and expiring on the 15th day of June 2025 (both days inclusive).

For the avoidance of doubt, the Term shall commence and the Rent become payable from the date as aforementioned even if it falls on a Sunday or public holiday or the Tenant does not take delivery of possession of the Premises on such date.

PAR IV

User	:	For use only by the Tenant as a shop for retail sale and display of beauty and/or cosmetics products only under the trade name of “PITANIUM” and for no other purpose whatsoever. However, the Landlord gives no warranty as to the suitability or fitness of the Premises for the said user.

PART V

Deposit	:	The sum of Hong Kong Dollars ONE HUNDRED SEVENTY THREE THOUSAND NINE HUNDRED AND FORTY SIX ONLY (HK$173,946.00) (equivalent to three (3) months’ highest Monthly Base Rent and three months’ Management Fee and Air-Conditioning Charge, Cleaning Service Charges, and Promotional Levy and rates and Government rent) payable to the Landlord on or before the signing of this Agreement.

Bank guarantee	:	Not applicable

THE SECOND SCHEDULE ABOVE REFERRED TO

PART I

PARTICULARS OF RENT

(1)	The rent payable during the Term shall comprise the monthly base rent (“Monthly Base Rent”) and turnover rent (“Turnover Rent”) as follows:

(a)	Monthly Base Rent:

(i)	The Sum of Hong Kong Dollars FORTY THOUSANDS ONLY (HK40,000.00) each calendar month for Year 1 of the Term;

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(ii)	The sum of Hong Hong Dollars FORTY THREE THOUSAND FIVE HUNDRED ONLY (HK$43,500.00) each calendar month for Year 2 of the Term; and

(iii)	The sum of Hong Hong Dollars FORTY FIVE THOUSAND FIVE HUNDRED ONLY (HK$45,500.00) each calendar month for Year 3 of the Term;

payable in advance on the first day of each calendar month.

(b)	Turnover Rent:

The amount by which twelve percent(12%) of the monthly Gross Sales Turnover (as defined in the Seventh Schedule) exceeds the Monthly Base Rent of that month. If the amount of twelve percent (12%) of the monthly Gross Sales Turnover does not exceed the Monthly Base Rent of that month, no Turnover Rent shall be payable for that month but any deficit (if any) shall not be carried over to the succeeding months. The Turnover Rent shall be payable in arrears on the 15th day of each calendar month.

(2)	The rent is exclusive of rates, Government rent, Management Fee and Air-Conditioning Charge, Cleaning Service Charges, and Promotional Levy and other outgoings.

(3)	Subject to the Tenant’s due observance and performance of all the conditions contained in this Agreement during the whole Term, the Tenant shall have the following free of Monthly Base Rent Period for the purposes of fitting out the Premises. In the event the Tenant is in breach of any terms and conditions contained in this Agreement at any time during the whole Term or this Agreement is terminated for any reason whatsoever or possession of the Premises is recovered by the Landlord before the expiration of the Term, the said free of Monthly Base Rent Period shall be withdrawn and cancelled and the Tenant shall forthwith pay to the Landlord the rent which is payable by the Tenant for the said free of Monthly Base Rent Period:

Thirty (30) days from 16th June 2022 to 15th July 2022 (both days inclusive).

During any free of Monthly Base Rent period the Tenant shall not be required to pay the Monthly Base Rent but shall continue to pay the Turnover Rent, Management Fee and Air-Conditioning Charge, Cleaning Service Charges, Promotional Levy, rates and Government rent and all other outgoings payable.

PART II

PARTICULARS OF CHARGES

Management Fee and Air-Conditioning Charge	:	HK$3,800.00 per calendar month (subject to revision pursuant to clause 1.6 of Section III).

Cleaning Services Charges	:	HK$316.00 per calendar month subject to revision.

Promotional Levy	:	HI€$686.00 per calendar month (subject to revision pursuant to clause 1.6 of Section III).

Rates	:	HIt$14,400.00 per quarter (subject to revision by the relevant Authority).

Government rent	:	HI€$8,640.00 per quarter (subject to revision by the relevant Authority).

PART IIITenant’s email address	:	kelly@minusplus.hk

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THE THIRD SCHEDULE ABOVE REFERRED TO

FITTING OUT REQUIREMENTS

The Tenant shall:

(a)	provide electrical light fittings and a ceiling of non-combustible material approved by the Landlord save that no combustible material will be permitted above the ceiling. If the Tenant requires any extension or relocation of the sprinkler heads and/or the smoke detectors and other fire services equipment installed by the Landlord, the cost of such work will be paid by the Tenant;
(b)	paint and decorate the interior of the Premises to the satisfaction of the Landlord;
(c)	furnish and install floor fill and floor finishes. PVC tiles shall not be used unless approved by the Landlord;
(d)	with the relevant plan showing all the details including but not limited to the gauge of wire, etc. duly approved in writing in advance by the Landlord, apply for the electricity water meters from the relevant authorities, complete all electrical and mechanical installations (heating, lighting system, ventilation, air-conditioning, sub-main cable, wiring, plumbing, drainage and fire services) for the purpose of providing electrical, mechanical and drainage services to and within the Premises. The Tenant shall make good all affected areas including but not limited to reinstatement of the ceiling or any part of the common area damaged or removed, which said reinstatement works shall be carried out by the Landlord’s approved contractor at the Tenant’s expense;
(e)	furnish and install or arrange for the installation of telephones and internet as well as other Tenant’s requirements within the Premises together with such meters as are necessary to measure the Tenant’s consumption thereof. The Tenant shall employ only the contractors approved by the Landlord for such purposes;
(f)	furnish, install, support and connect all lighting fixtures, including lamps, switches and wiring, save that in the case of support involving cutting into structure, prior written approval of the Landlord will be required and in all instances only the contractor approved by the Landlord shall be used;
(g)	install such fire extinguishers or other means of fire-fighting equipment inside the Premises as may be required from time to time in accordance with all relevant Laws;
(h)	install such water supply or drainage pipe connection required by Tenant as approved by the relevant Authority and the Landlord. The Tenant shall employ only the contractors approved by the Landlord for such purposes;
(i)	furnish design of signs for the approval of the Landlord but acceptance or rejection of such design is at the sole discretion of the Landlord.

THE FOURTH SCHEDULE ABOVE REFERRED TO

NORMAL AIR-CONDITIONING SUPPLY HOURS

The normal air-conditioning supply hours shall be from 10:00 to 22:00 daily subject to revision from time to time by the Landlord or the Building Manager as its sole discretion by giving to the Tenant not less than one month’s prior notice.

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THE FIFTH SCHEDULE ABOVE REFERRED TO

PARTICULARS OR EXTRACT OF INFORMATION OF

THE NOMINATED INSURANCE SCHEME

Names of Insured for Endorsement of Interests	:	Tenant, Landlord, Sino Real Estate Agency Limited, Sino Estates Management Limited and Building Manager of the Building, as per their respective rights and interests may appear

Minimum Limit of Liability	:	HK$10,000,000.00 per accident and unlimited for the perioc of insurance

The policy shall include but not limited to the following clauses:

i.	Cross liability clause
ii.	Fire and explosion clause
iii.	Indemnity to Landlord clause
iv.	Waiver of subrogation

The Tenant is obliged to obtain the consent of the Landlord for any cancellation, modification of or restriction to the terms and conditions of the Nominated Insurance Scheme.

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THE SIXTH SCHEDULE ABOVE REFERRED TO

SPECIAL CONDITION(S)

1.	The Tenant shall pay and discharge any temporary electricity charges incurred during the fitting out period as demanded by the Building Manager.

2.	From time to time as necessary and upon completion of the fitting out works in the Premises, the Tenant shall at its own expense remove all debris and rubbish in an orderly and proper manner to the location designated by the Landlord or the Building Manager or their authorised agents.

3.	Before taking possession of the Premises or commencement of this Agreement (whichever is earlier), the Tenant shall pay to the Landlord the following:

(i)	Monthly Base Rent	:	16th July 2022 to 31th August 2022	HK$60,645.16
(ii)	Management fee and air- conditioning charge	:	16th June 2022 to 31th July 2022	HK$5,700.00
(iii)	Promotional levy	:	16th June 2022 to 31th July 2022	HK$1,029.00
(iv)	Cleaning Service Charges	:	16th June 2022 to 31th July 2022	HK$474.00
(v)	Government rates	:	16th June 2022 to 30th September 2022	HK$16,773.63
(vi)	Government rent	:	16th June 2022 to 30th September 2022	HK$10,064. 18
(vii)	Deposit	:		HK$173,946.00
(viii)	Vetting Charge (non-refundable)	:		HK$1,000.00
(ix)	Debris removal cost (non-refundable)	:		HK$1,000.00
(x)	Fit-out deposit	:		HK$5,000.00
			Total :	HK$275,631.97

4.	Subject to the Tenant’s due execution of this Agreement and payment of all sums required, vacant possession of the Premises in an “as is” condition shall be delivered to the Tenant.

5.	The Landlord does not warrant that the Premises is fit for the usage as mentioned hereinbefore. The Tenant shall at its own expense apply licence or permit from all government or public authorities in respect of carrying on of the Tenant’s business including carrying out all necessary alteration to suit the relevant government authorities’ requirements and the Tenant agrees to indemnify the Landlord in respect of any breach by the Tenant of this clause.

6.	The Landlord does not warrant that the Premises is fit for the purpose for which they are let or for any other purposes whatsoever used or intended to be used by the Tenant and shall not be responsible or liable to the Tenant for any damages or loss in respect thereof.

7.	The Landlord shall not be liable to the Tenant in respect of the fixtures and fittings, including but not limited to all electrical and mechanical installations, which had been left in the Premises by the previous tenant (for any items which the Tenant agreed to take up). The Tenant is fully aware and agrees that the Landlord does not warrant the completeness, functioning and performance of the fixtures and fittings in the Premises to be taken up at the date of commencement of this Agreement (“the said fixtures and fittings”). The Tenant is further aware and agrees that the Landlord does not warrant the said fixtures and fittings are in compliance with the relevant legislation in Hong Hong. The Tenant shall be solely responsible for and at the Tenant’s sole cost to carry out repair, maintenance, replenishment, replacement and rectification to comply with relevant legislation in Hong Hong to the said fixtures and fittings throughout the Term of this Agreement and the Landlord shall not be liable or held liable to any of the damages or loss arising therefrom. The Tenant undertakes to reinstate the Premises to its bare shell condition upon the expiration or sooner determination of the Term of this Agreement which reinstatement works include but not limited to the removal of all fixtures and fittings taken up and/or installed by the Tenant in or upon the Premises during the Term of this Agreement.

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8.	The commencement date of this Agreement is subject to the vacant possession of the Premises be ready to be delivered to the Tenant and / or the completion of the Landlord’s provision. If the Landlord cannot handover the Premises on the said Term Commencement Date, the Landlord shall have the right at the Landlord’s sole discretion to postpone the Term Commencement Date with 14 days’ prior notice to the Tenant. Other than the postponement of the Term Commencement Date and the Expiry Date of the Term and the rent-free period shall be adjusted accordingly, all other terms and conditions herein shall remain unchanged. In such an event, the Tenant shall not be entitled to claim against the Landlord for any loss damage costs or expenses whatsoever however arising from or in connection with such postponement which the Tenant may incur.

9.	The Tenant acknowledges and understands that the Landlord shall not provide any shop front installation to the Premises and the Tenant shall install the shop front at its own cost subject to the Landlord’s approval on the design and specifications. The Tenant shall reinstate the shop front to its original condition (if so required by the Landlord) upon expiration or soonei- determination of this Agreement.

10.	In addition to any other requirements on design and fit out of the Premises, the Tenant shall apply three dimensional and non-bulkhead shopfront design, three dimensional ceiling design to the Premises with the design and specification first approved in writing by the Landlord and the Building Manager.

11.	The Tenant confirms and acknowledges that Fit-out Design Handbook and Retail Fitting Out Guide (collectively named as “Fitting Out Guides”) have been provided by the Landlord. The tenant fully understands all rules and requirements of the Fitting Out Guides and shall carry out the fitting out works in accordance to those rules and requirements.

12.	The Tenant shall at its costs provide within six months from date of commencement of the Term and maintain throughout residue of the Term in good working order mobile payment tools or equipment of not less than two kinds of method using radio-frequency identification, near field communication technology, quick response code or other similar kinds of technology and to provide other forms of payment with further advance technology as the Landlord may from time to time require as means for payment made by its customers.

13.	Notwithstanding any free of Monthly Base Rent petiod hereinbefore granted, the Tenant shall still pay Turnover Rent (if any) during such period.

14.	The Landlord shall be deemed to have given the possession of the Premises to the Tenant on an “as- is” basis upon the commencement of the Term and the Tenant hereby undertakes to reinstate the Premises to “as-is” condition in accordance with the terms and conditions hereof at the expiration or sooner determination of this Agreement.

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THE SEVENTH SCHEDULE ABOVE REFERRED TO

1.	Gross Sales Turnover (“GST”) means the aggregate amount of all sums:

(a)	received and/or receivable for all goods including all kinds of gift or cash coupons sold, leased, hired, redeemed, displayed or otherwise disposed of or for goods or services supplied or rendered at, in or from or upon the Premises by any means (including ordering through telephone or internet) by the Tenant or any other person or body corporate; and
(b)	received and/or receivable by the Tenant for or through the use and/or occupation of the Premises or any part thereof by any other person or body corporate.

2.	(a)	The Tenant shall, on or before the 15th day of each calendar month of the Term, provide the Landlord with a monthly statement of the GST of its business at the Premises for the immediate preceding month. The statement shall be certified correct by one (1) of its directors or its financial controller (“Certified Statement”) in the form prescribed by the Landlord.

	(b)	If the amount of twelve percent (12%) of the GST of that preceding month shall exceed the Monthly Base Rent of that preceding month, the Certified Statement shall clearly state the amount of Turnover Rent payable by the Tenant for that preceding month. The Tenant shall pay to the Landlord the amount of the Turnover Rent at the same time as the Certified Statement is submitted.

3.	(a)	Within sixty (60) days of the end of each of its financial years during the Term, the Tenant shall provide the Landlord with a financial statement which clearly sets out the GST of its business for each calendar month of that financial year, together with the Turnover Rent payable for each calendar month.
	(b)	The financial statement shall be audited and certified by an independent certified public accountant (“Audited Statement”).
	(c)	In the event that the amount of the Monthly Base Rent and Turnover Rent actually paid in respect of each calendar month of the Tenant’s financial year:

(i)	is more than the total amount which should have been paid by the Tenant for that period, based on the Audited Statement of the GST, then any such overpayment may be used to offset either additional Turnover Rent payable pursuant to clause 3(c)(ii), or Monthly Base Rent or Turnover Rent payable in any subsequent months of the current year of the Term; or
(ii)	is less than the total amount which should have been paid for that period based on the Audited Statement of the GST, the Tenant shall pay the deficiency at the same time as the Audited Statement is submitted together with interest thereon from the expiration of the relevant financial year of the Tenant to the date of payment, at the rate of one and a half(1½) percent per month.

4.	(a)	The Tenant hereby certifies that its financial year starts on the 1st day of April, and expires on the 31st day of March.
	(b)	The Tenant undertakes not to change its financial year without the prior written approval of the Landlord.

5.	If the expiration date of the Term does not fall on the last day of the Tenant’s financial year, the Tenant shall provide to the Landlord within thirty (30) days of the expiration of the Term a final Audited Statement, that is, in respect of the period from the beginning of the expiration of its previous financial year to the expiration of the Term.

6.	The Tenant shall keep or cause to be kept complete accurate and true records, together with full supporting information in relation to the GST of the Tenant’s business at the Premises. The Tenant shall make available for inspection at all reasonable times by the Landlord or its auditor, officer, employee or agent duly authorized in that behalf in writing by the Landlord the Tenant’s books of account documents and records which are or in the opinion of the Landlord ought to be kept by the Tenant for the purpose of accurately ascertaining and verifying the GST, or which in the opinion of the Landlord are or may be relevant for that purpose. The Tenant shall bear the cost in connection with and/or arising from that inspection (including but not limited to audit fees) in the event that one (1) percent or more variance is discovered on the Certified Statement(s) and/or the Audited Statement(s) or if that inspection follows a failure by the Tenant to provide any Certified Statement or Audited Statement as required in accordance with the terms of this Agreement.

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7.	Any dispute between the parties over the provisions of clauses 2 and 3 hereof, or amounts calculated pursuant to those clauses, or verification under clause 6 hereof, shall be determined by a qualified accountant to be appointed by the Chairman for the time being of the Hong Kong Institute of Certified Public Accountants. Such accountant shall act as an expert whose decision, save in the case of manifest error, shall be final and binding on both parties. The cost of the appointment of the accountant and any professional charges shall be borne and paid equally by the parties.

8.	In the event that the Tenant fails to provide any Certified Statement or Audited Statement, or any supporting data, information of records in relation to the GST; or if the Tenant shall not allow the Landlord or its authorized agent or officers to inspect or check its records; or if the Tenant shall submit any Certified Statement which in the Landlord’s opinion is grossly inaccurate or inadequate, the Landlord is entitled without prejudice to any other rights and remedies under this Agreement to make an estimate of the GST of the Tenant for such month or months for which (i) the Tenant has failed to produce the aforesaid Statements and/or other data and information and records and/or (ii) the aforesaid Statements are, in the opinion of the Landlord, grossly inaccurate or inadequate. The Tenant shall pay to the Landlord Turnover Rent based on such GST as the Landlord shall estimate at its discretion as aforesaid forthwith upon notification of such estimate by the Landlord. Subject to clause 9 below of this Schedule, any over-payment or under-payment by the Tenant on such estimation shall be adjusted when the actual GST is ascertained.

9.	If the Tenant fails to submit the Audited Statement within twelve (12) months from the expiration of any financial year or the expiration or sooner determination of the Term (time being of the essence), the Tenant shall be deemed to have waived its rights to the refund of any surplus payment (if any) made by the Tenant at any time during the Term. The Landlord shall also be deemed to have relieved from its obligation to make such refund to the Tenant. For the avoidance of doubt, the aforesaid waiver of the Tenant’s rights to the refund of any surplus payment as aforesaid shall not be considered as a waiver or release of any of the Tenant’s obligations to supply the Certified Statement and/or Audited Statement pursuant to this Schedule which shall remain subsisting and to pay to the Landlord any deficiency in the payment of the Turnover Rent as required under clause 3(c)(ii) above in this Schedule.

10.	The Landlord shall be entitled to treat non-payment of the Turnover Rent (including calculations based upon the Landlord’s estimate of Tenant’s GST) or any sum payable pursuant to the provisions in this Schedule, or any part thereof, as non-payment of rent under this Agreement, and to take action(s) to recover such non-payment as it deems appropriate.

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AS WITNESS the hands of the parties hereto the day and year first above written

SIGNED by	)
Gladys wong Vivian Leung	)
for and on behalf of	)	For and on behalf of
Sino Real Estate Agency Limited	)	SINO REAL ESTATE AGENCY LTD.
)
as agent for the Landlord for the sole	)	Agent for the landlord for
purpose of execution of this Agreement	)	the sole purpose of
whose signature is verified by:	)	execution of this Agreement

CHEUNG LAI KAI EDWINA		For and on behalf of
Solicitor, Hong Kong SAR		HWS SPA HOLDINGS LIMITED
Woo Kwan Lee & Lo

SIGNED by WONG, YING YEUNG for and on behalf of the Tenant in the	)	Authorized Signature(s)
presence of:	)

/s/ Kelly Cheng Man Yee
Kelly Cheng Man Yee P233070(4)

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RECEIVED the day and year first above	)
written of and from the Tenant the sum of	)
HONG KONG DOLLARS ONE HUNDRED	)	For and on behalf of
SEVENTY THREE THOUSAND NINE	)	SINO REAL ESTATE AGENCY LTD.
HUNDRED AND FORTY SIX ONLY being the	)
SIGNATURE VERIFIED BY:	)
Agent for the landlord for
CHEUNG LAI KAI EDWINA	)	the sole purpose of
Solicitor, Hong Kong SAR	)	execution of this Agreement

CHEUNG LAI KAI EDWINA		HK$173,946.00
Solicitor, Hong Kong SAR
Woo Kwan Lee & Lo

30

TMTPLAZA PHASE 1 – 1/F PLAN

1 TUEN SHUN STREET, TUEN MUN, NT

(FOR REFERENCE ONLY)

Not to Scale. For Identification Only.

Subject to Change without Prior Notice

1140
1139, 1301 – 1350